 ULURU NEWS

Contact: Company
Helmut Kerschbaumer
Interim President & CEO
Terrance K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES AGREEMENT FOR $1,800,000 PRIVATE PLACEMENT,
APPOINTMENT OF A NEW DIRECTOR,
and an UPDATE ON PRODUCT LICENSING

Addison, Texas, March 29, 2016; ULURU Inc. (OTCQB: ULUR), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral drug delivery products, today announced the execution of a definitive agreement to sell an aggregate of 25,245,442 shares of its common stock at a price per share of $0.0713 to a group of investors, resulting in gross proceeds of $1,800,000.  Participating in the private placement were existing shareholders, new investors, directors, and named executive officers of the Company.

The investors will also receive warrants to purchase up to an aggregate of 25,245,442 shares of ULURU Inc.’s common stock.  The warrants have a fixed exercise price of $0.0871 per share and are exercisable at any time for a period of five years from the date of closing.  The issue price of the shares being sold is based on a 10% discount to the average closing price between March 7, 2016 and March 11, 2016 and the warrant exercise price is based on a 10% premium to the same average closing price.

The shares of common stock to be issued and any shares issued resulting from the exercise of warrants have not been registered under the Securities Act of 1933 and may not be sold absent registration or an applicable exemption from the registration requirements.

Commenting on the transaction, Bradley J. Sacks, the Company’s Chairman, said, “The proceeds from this transaction will allow us to continue implementing the turn-around plan that commenced in November of last year.  There have been a lot of changes in the last few months and we look forward to sharing the details of those changes with our stockholders after we release our earnings results for 2015 on March 30, 2016.”

Details for the conference call to be held on April 1, 2016 to discuss the Company’s financial results for 2015 were provided in a separate press release last week.

The Company also announced today that Terrance K. Wallberg, the Company’s Vice President and Chief Financial Officer, has been appointed to serve on the Company’s Board of Directors.

Commenting on the appointment, Mr. Sacks stated, “We are pleased to announce that Mr. Wallberg has been appointed a director of the Company. He has served as our Chief Financial Officer since March 2006 and is an active participant in all material matters within the Company.  The Board looks forward to him contributing in a formal capacity as director.”

Recently, the Company has learned that insolvency proceedings have been initiated with an Austrian commercial court with respect to IPMD GmbH, one of the Company’s largest stockholders, and that its affiliated operating entities, Altrazeal AG and Oradisc GmbH, each of which are distributors of the Company’s products (collectively, the “Operating Entities”), might be affected by such insolvency proceeding filing. We are continuing to evaluate our position with respect to IPMD GmbH and the Operating Entities in light of this recent development.

Helmut Kerschbaumer, the Company’s Interim President and Chief Executive Officer, currently serves as a director for the Company as the appointee of IPMD GmbH pursuant to the terms of a Securities Purchase Agreement dated December 21, 2012 and also serves as a director of IPMD GmbH, Altrazeal Trading GmbH, Altrazeal AG, and Oradisc GmbH.  Klaus Kuehne currently serves as a director for the Company, as the appointee of IPMD GmbH, and also serves as a director of IPMD GmbH, Altrazeal AG, and Oradisc GmbH.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the anticipated closing of the transaction and the Company’s products. These statements are subject to numerous risks and uncertainties, including but not limited to the risks that the funding will not close for a number of possible reasons, including the failure of one or more investors to fund after satisfaction of all conditions precedent are satisfied, that conditions to closing the financing will not be satisfied, that the attempts by the Company to terminate its license and distribution agreements with the Operating Entities will be blocked as a result of insolvency laws and/or a successful reorganization; that the Affiliated Entities will fail to fulfil their obligations to sub-distributors or, indirectly, customers as a result of their insolvencies, which will harm the Company’s efforts to expand sales and its brand generally; that the proceeds may not be sufficient enough to further the Company’s business plan, and risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed by us with the Securities and Exchange Commission.